EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 31st day of October, 2014 (the “Effective Date”), by and between MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (“Magellan” or the “Company”), and Matthew R. Ciardiello, an individual residing at 3421 W. Dartmouth Ave., Denver, Colorado 80236 (the “Executive”). Each of the Company and the Executive are individually referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H
WHEREAS, on September 9, 2014, the Company appointed the Executive as the Corporate Secretary of the Company, and the Company wishes to also appoint the Executive as the new Vice President – Chief Financial Officer and Treasurer of the Company, effective as of the Effective Date;
WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions of the Executive’s employment with the Company; and
WHEREAS, the Parties will also enter into a nonqualified stock option award agreement and a restricted stock award agreement as of the Effective Date (together, the “Equity Incentive Agreements”), and will enter into or have previously entered into an indemnification agreement as referred to in Section 12 of this Agreement (the “Indemnification Agreement”);
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Employment.
1.1    Employment. The Company hereby agrees to employ the Executive as of the Effective Date, and the Executive hereby accepts employment with the Company as of the Effective Date, in the positions described below in Section 2.1 and in accordance with the terms and provisions of this Agreement, which shall supersede the prior Employment Agreement between the Company and the Executive dated as of April 14, 2011 (the “Prior Employment Agreement”) and the prior Change of Control Severance Agreement between the Company and the Executive entered into in July 2013, except that any provisions of the Prior Employment Agreement that have continuing applicability to equity awards granted pursuant to the terms of the Prior Employment Agreement shall remain in effect with respect to such equity awards.
1.2    Term. The term of this Agreement (the “Initial Term”) shall be the period commencing on the Effective Date and ending on the earlier of: (a) December 31, 2016; or (b) the date of termination of the Executive’s employment pursuant to Sections 6, 7, or 8 below, whichever is applicable. However, unless the Executive’s employment is earlier terminated in accordance with the provisions of Sections 6, 7, or 8 below, the term of this Agreement shall automatically renew for one or more additional one year terms (each, a “Renewal Term”), unless in each case at least six months prior to the expiration of the Initial Term or Renewal Term, either the Company or the Executive has provided written notice of non-renewal to the other Party. Upon termination of this Agreement for any reason (including a Party’s written notice electing not to renew the Agreement delivered to the other Party under this Section 1.2), the obligations of the Company under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement, except the amounts payable under Sections 6, 7, 8, and 12 of this Agreement, as applicable.
2.    Duties.
2.1    Duties and Responsibilities. Beginning on the Effective Date, the Company shall employ Executive as the Company’s Vice President – Chief Financial Officer, Treasurer and Corporate Secretary at the Company’s Denver, Colorado office. As Chief Financial Officer, the Executive’s duties shall include, but not be limited to, management and oversight of the Company’s:

•	accounting function and accounting team;

•	tax functions;

•	treasury functions;

•	general corporate financial planning and analysis function;

•	general corporate financing activities, including all debt and equity issuances in connection therewith;

•	financial-related regulatory filings in all relevant jurisdictions; and

•	insurance and risk function.

In addition, the Executive will provide relevant financial input into the decision making processes related to all potentially material transactions, agreements, and contracts the Company plans to enter into. Further, the Executive along with the Company’s Senior Vice President of Strategy and Business Development and Chief Commercial Officer will jointly manage investor relations activities and the analysis and review of the performance of existing assets and projects.
As Corporate Secretary, the Executive’s duties shall include, but not be limited to:

•	preparation and filing of non-financial regulatory filings in all relevant jurisdictions;

•	oversight and management of all administrative functions related to the Company’s Board of Directors (the “Board”) and its committees;

•	planning and preparation of the Company’s stockholder meetings; and

•	oversight and management of the Company’s stock transfer agent and related stockholder records.

The Executive shall report directly to the Company’s President and Chief Executive Officer (“CEO”) and shall have such other duties and responsibilities as are appropriate to his positions with the Company and as may be assigned to him from time to time by the CEO (provided, however, that such assignments do not constitute a material reduction in the Executive’s overall duties and responsibilities), and will have such authority as required to enable the Executive to perform the Executive’s duties under this Agreement. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the CEO and of the Board. It is the intention of the Parties that during the Initial Term and any subsequent Renewal Term hereof the Executive will serve in the capacities described in this Section 2.1, and will devote substantially all of his business time and attention and best efforts to the affairs of the Company and its subsidiaries and the performance of his duties. Nothing in this Agreement, however, shall prevent the Executive from (i) participating in charitable, civic, educational, professional, community, or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive’s and the Executive’s family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof.
2.2    Office Locations. The Executive shall be based at the Company’s office in Denver, Colorado. The Executive shall also be available to travel within the United States and internationally at the request of the CEO and/or the Board.
3.    Compensation and Benefits.
3.1    Salary; Bonus.
(a)    Salary. As of the Effective Date, the Company shall pay the Executive an annual base salary of Two Hundred Twenty-Five Thousand Forty Dollars ($225,040.00) Beginning January 1, 2016, and effective each January 1st thereafter during the Initial Term or any Renewal Term, the Executive’s base salary shall be increased by a percentage amount equal to the percentage increase in the Bureau of Labor Statistics’ announced Consumer Price Index for All Urban Consumers, All Items (the “CPI U”), unadjusted, for the 12 month period ending June 30th of the calendar year immediately preceding the date on which such salary increase is scheduled to take effect. In addition, the Company may, in its sole and absolute discretion, increase the Executive’s base salary at other times in light of the Executive’s performance, inflation, changes in the cost of living, and other factors deemed relevant by the Company.
(b)    Bonus. During the Initial Term or any Renewal Term, the Executive will be eligible to receive such bonus awards, if any, as shall be determined by the Board in its sole discretion, after receipt of a recommendation by the Compensation, Nominating and Governance Committee of the Board (the “CNG Committee”).
3.2    Equity Incentives. As of the Effective Date, the Executive has been granted, pursuant to the terms and conditions of the Company’s 2012 Omnibus Incentive Compensation Plan, as it may be amended from time to time (the “2012 Omnibus Plan”), (1) a nonqualified stock option award comprised of nonqualified options to acquire an aggregate of four hundred thousand (400,000) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with an exercise price per share equal to the closing market sales price for the Common Stock as reported on the NASDAQ Capital Market on the Effective Date; and (1) a restricted stock award of forty thousand (40,000) shares of Common Stock (together, the “Equity Incentives”). The Equity Incentives shall vest in accordance with the terms and conditions of the applicable Equity Incentive Agreement. The terms and conditions of the Equity Incentives set forth in this Section 3.2 shall be consistent with the terms and conditions of the Equity Incentive Agreements as approved by the CNG Committee as the plan administrator for the 2012 Omnibus Plan (the “Equity Incentive Agreements”).
3.3    Benefit Programs. The Executive shall be entitled to participate on substantially the same terms as other members of senior management of the Company in all employee benefit plans and programs of the Company (other than any severance plan, program, or policy), as such plans and programs are made available by the Company, subject to any restrictions or eligibility requirements under such plans and programs, from time to time in effect for the benefit of senior management of the Company, including, but not limited to, retirement plans, profit sharing plans, group life insurance, hospitalization and surgical and major medical and dental coverages, short-term, and long-term disability.
3.4    Vacations and Holidays. During the Term of this Agreement, the Executive shall be entitled to vacation of four weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior management. The Executive shall also be entitled to such holidays as are established by the Company for all employees.
4.    Business Expenses. The Executive shall be entitled to prompt reimbursement for all reasonable, documented, and necessary expenses incurred by the Executive in performing his services hereunder in accordance with the policies of the Company, including business class accommodations when traveling on international business trips, or to the extent permitted by policies and procedures established by the Company, on domestic business trips, for the Company. The Executive shall properly account for all such business expenses described in this Section 4 in accordance with the policies and procedures established by the Company. The Company agrees to pay the reimbursements described in this paragraph no later than 30 days after Executive’s request, and in no event later than December 31st of the year following the year such expense is incurred. The payments eligible for reimbursement during the Executive’s taxable year may not affect the payments eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit. The Executive shall also be entitled to prompt reimbursement, up to an amount not to exceed $10,000 in the aggregate, for his reasonable legal expenses incurred in connection with the Executive’s negotiation and execution of this Agreement and the Equity Incentive Agreements.
5.    Separation from Service. No termination of employment shall be deemed to have occurred under this Agreement unless there has been a “Separation from Service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the term “termination of employment” and the like in this Agreement shall be construed to mean “Separation from Service” as so defined.

6.    Termination of Employment by the Company.
6.1    Termination by the Company Other Than For Non-Renewal, Disability, or Cause.
(a)    The Company may terminate the Executive’s employment at any time and for any reason. This Section 6.1 shall apply to any such termination of employment other than (i) pursuant to a written notice by the Company of its intention to permit the Agreement to terminate at the end of the Initial Term or a Renewal Term in accordance with Section 1.2; (ii) by reason of the Executive’s Disability (as defined in Section 6.2); or (iii) for Cause (as defined in Section 6.3), by giving the Executive a written notice of termination.
(b)    In the event of any termination of employment by the Company described in Section 6.1(a) above, the Executive shall be entitled to receive the following benefits:
(i)    Salary: His base salary pursuant to Section 3.1 (a) through the date of such termination of employment, and a payment in respect of any and all vacation earned but not taken through the date of termination of employment;
(ii)    Other Benefits: Any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid;
(iii)    Reimbursements: Any reimbursement amounts for reasonable business expenses incurred by the Executive through the date of termination of employment and reimbursable by the Company pursuant to the provisions of Section 4 of this Agreement. The payments and benefits described in this subsection (iii) and subsections (i) and (ii) above are referred to herein as the “Accrued Benefits”);
(iv)    Severance: A severance amount equal to the amount of base salary that the Executive would have received if he remained employed for an additional twelve (12) months following his termination of employment, based upon his base salary as in effect hereunder on the date his employment is terminated without further increase (the “Severance Benefit”). The amount of the Severance Benefit as so determined by this Section 6.1(b)(iv) shall be paid in twelve (12) equal monthly installments commencing within thirty (30) days following the Executive’s Separation from Service; provided that, if such thirty (30) day period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include the amount of the Severance Benefit that would otherwise have been paid to the Executive, if any, during the period beginning on the date of the Executive’s Separation from Service and ending on the first payment date if no delay had been imposed;

(v)    Medical Coverage: If the Executive elects to continue insurance coverage under the Company’s health insurance plans pursuant to COBRA, then for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 18 months after the date of such termination of employment, or (ii) the date the Executive becomes eligible for health insurance benefits under the group health plan of another employer, the Company shall pay, or reimburse the Executive in an amount equal to, the same dollar amount of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid prior to the Executive’s termination for group health coverage under the Company’s health insurance plans for actively employed members of management generally (the “Medical Benefit”). The Executive shall notify the Company promptly if he, while eligible for benefits under this subsection 6.1(b)(v), becomes eligible to receive health insurance benefits from another employer; and
(vi)    Equity Incentives: The Executive’s rights in respect of the Equity Incentives shall be as set forth in the Equity Incentive Agreements.
(c)    Non-Renewal. Notwithstanding anything else in this Agreement to the contrary, if either Party gives written notice under Section 1.2 hereof of such Party’s intention to permit the Agreement to terminate at the end of the Initial Term or a Renewal Term, as the case may be, then the Executive shall be entitled to the Severance Benefit in accordance with Section 6.1(b)(iv) above, provided that the amount shall be equal to six (6) months of his then-current base salary and paid in six (6) equal monthly installments commencing within the first month after the end of the Initial Term or a Renewal Term, as the case may be. In such case, the Executive shall not be entitled to the Medical Benefit following such termination.
6.2    Termination by the Company Due to Disability.
(a)    If the Executive incurs a Disability, as defined in Section 6.2(b) below, the Company may terminate the Executive’s employment by giving the Executive written notice of termination at least 30 days before the date of such termination. In the event of such termination of the Executive’s employment because of Disability the Executive shall be entitled to receive (i) the Accrued Benefits, and (ii) the Executive’s rights in respect of the Equity Incentives shall be as set forth in the Equity Incentive Agreements.
(b)    For purposes of this Agreement, the Executive shall be considered to have incurred a “Disability” if and only if the Executive shall be unable to perform the duties of his employment with the Company for an aggregate period of more than 90 days in a consecutive period of 52 weeks as a result of incapacity due to mental or physical illness or impairment (other than as a result of addiction to alcohol or any drug) as determined by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative.

6.3    Termination by the Company for Cause.
(a)    The Company may terminate the Executive’s employment immediately for “Cause” for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Executive relating to the performance of his services to the Company; (ii) a breach by the Executive of his duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iv) the Executive’s material failure (for reasons other than death or Disability) to perform his duties under this Agreement or insubordination (defined as refusal to execute or carry out lawful directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such failure or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within 10 days following such notice; or (v) a breach by the Executive of any provision of any material policy of the Company or any of his obligations under Section 13 of this Agreement where the Executive has been given written notice of the acts or omissions constituting such breach and the Executive has failed to cure such breach, where susceptible to cure, within 10 days following such notice; provided, however, that, no cure shall be allowed under clauses (iv) or (v) if the Executive has previously been allowed to cure an event under either such clause.
(b)    The Company shall exercise its right to terminate the Executive’s employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive the Accrued Benefits and shall have no other rights hereunder.
7.    Terminations of Employment by the Executive.
7.1    Termination by the Executive for Good Reason.
(c)    The Executive may terminate his employment for Good Reason, as defined in Section 7.1(b) below, by giving the Company written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of such termination, the Executive shall be entitled to receive the following benefits:
(i)    The Accrued Benefits;
(ii)    The Severance Benefit; and
(iii)    The Medical Benefit; and
(iv)    The Executive’s rights in respect of the Equity Incentives shall be as set forth in the Equity Incentive Agreements.

(d)    For purposes of this Agreement, “Good Reason” shall mean only, without the Executive’s written consent, (A) a material reduction in the scope of the authority, functions, duties, or responsibilities of Executive’s employment from that which is contemplated by this Agreement; provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another entity shall not constitute Good Reason; (B) the Company materially changing the geographic location in which the Executive must perform services from the Denver, Colorado metropolitan area; or (C) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive’s obligations hereunder (including Section 13 hereof), in each case of (A), (B), or (C), which breach is not cured by the Company within 30 days following written notice thereof to the Company of such breach.
If an event giving grounds for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within 60 days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason with respect to such event. In addition, prospective changes to employee benefits (as described in Section 3.3) for future employment made on an across-the-board basis to all similarly situated executives of the Company and its subsidiaries shall not be considered Good Reason.
7.2    Termination by the Executive Without Good Reason. In addition to a non-renewal of the Initial Term or a Renewal Term by the Executive under Section 1.2 hereof, the Executive may terminate his employment at any time without Good Reason, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company, following receipt of such notice from the Executive, may elect to have the Executive’s employment terminate immediately following its receipt of such notice by paying to the Executive an amount equal to one month of the Executive’s then-current base salary. In the event of the Executive’s termination of his employment pursuant to this Section 7.2, and in addition to the amount set forth in the preceding sentence, if applicable, the Executive shall be entitled to receive (i) the Accrued Benefits and (ii) the Executive’s rights in respect of the Equity Incentives shall be as set forth in the Equity Incentive Agreements.
8.    Termination of Employment By Death.
8.1    In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive the Accrued Benefits, and the Executive’s rights in respect of the Equity Incentives shall be as set forth in the Equity Incentive Agreements.
8.2    In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans.

9.    Conditions to Payment of Certain Benefits. Notwithstanding anything in this Agreement to the contrary, the Company’s obligation to pay or provide to the Executive the benefits described in Sections 6.1(b)(iv) - (vi), 6.1(c), 6.2(a)(ii), 7.1(a)(ii) - (iv), and 7.2(ii) of this Agreement shall be subject to (i) the Executive’s compliance with the provisions of Section 13 hereof; (ii) delivery to the Company of the Executive’s resignations from all officer, directorships, and fiduciary positions, if any, with the Company and its subsidiaries and employee benefit plans; and (iii) the Executive’s execution and delivery to the Company, without revocation, of a valid Termination, Voluntary Release, and Waiver of Rights Agreement, in substantially the form attached to this Agreement as Exhibit A (the “Release”). If the documentation described in clause (ii) above and the Release described in clause (iii) above have not been executed by the Executive and delivered to the Company within 30 days following the termination of the Executive’s employment, the benefits referenced in this Section 9 shall be forfeited and shall not be reinstated for any reason.
10.    Golden Parachute Excise Tax.
10.1    In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program, or arrangement of the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then any Severance Benefit payable under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.
10.2    All determinations required to be made under this Section 10 shall, if not otherwise voluntarily agreed to by the Parties, be made by a nationally or regionally recognized independent accounting firm chosen by the Company and reasonably acceptable to the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 10 shall be final and binding upon the Company and the Executive.
11.    Entitlement to Other Benefits, Plans, or Awards. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents, or beneficiaries may have pursuant to any other employee benefit plan or program of the Company. All benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units, and other awards under the Company’s benefits, plans, or programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted, or are awarded. In addition, nothing herein shall be construed to prevent the Company from amending, altering, eliminating, or reducing any benefits, plans, or programs so long as the Executive continues to receive compensation and benefits consistent with those described in Section 3 hereof.
12.    Officer Protections. As required by the Company’s Restated Certificate of Incorporation, the Company is entering or has entered into its customary Indemnification Agreement with the Executive, which remains in full force and effect, under which the Company agrees to indemnify the Executive to the fullest extent allowed under Delaware law for any claims related to the Executive’s service as an officer of the Company and to provide coverage for the Executive under the Company’s directors’ and officers’ liability insurance policy with tail coverage.
13.    Executive’s Obligations.
13.1    Confidentiality. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any information, knowledge, or data relating to the Company or any of its subsidiaries, affiliated companies, or businesses that is nonpublic, proprietary, or confidential and that was obtained by the Executive during the Executive’s employment by the Company (“Confidential Information”). Confidential Information shall not include any information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation, or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. The Executive hereby agrees that he will not knowingly breach or violate any confidentiality or trade secret agreement with any former employer or other third party, through his employment with the Company.
13.2    Non-Solicitation. The Executive agrees that, for the two year period following the date of termination of his employment with the Company, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation, or other entity, knowingly solicit, aid, or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation, or other entity unaffiliated with the Company, or knowingly take any action to materially assist or aid any other person, firm, corporation, or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated).

13.3    Non-Competition. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive is privy to substantial secret or proprietary information that could give an unfair advantage to a competitor, and as a result the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, under this Agreement, in the event of a termination of Executive’s employment for any reason, the Executive agrees that for a period of one year following the date of such termination of his employment with the Company, he will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business that supplies, transports, stores, or uses CO2 for enhanced recovery of oil, gas, or other mineral resources or assets, or directly supports the same (in all cases “CO2 Activities”) within 200 miles of any location at which the Company was, during the Executive’s employment, conducting or actively considering the conduct of CO2 Activities. Notwithstanding the foregoing, neither the ownership of one percent (1%) or less of the outstanding publicly traded stock of any company, nor the ownership of a working interest acquired during the Initial Term or Renewal Term (as the case may be) with the written consent of the Company, will constitute a violation of this Section 13.3.
13.4    Non-Disparagement. Each of the Executive and the Company (for purposes of this Section 13.4, “the Company” shall mean only (i) the Company and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements by press release or otherwise that disparage the other Party, or, in the case of the Company, its subsidiaries, affiliates, officers, directors, or business partners. Notwithstanding the foregoing, statements made in the course of sworn testimony in agency, administrative, judicial, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 13.4.
13.5    Return of Company Property and Records. The Executive agrees that upon termination of the Executive’s employment, for any reason whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses, or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or Confidential Information of the Company, or any operational, financial, or other documents given to the Executive during the Executive’s employment with the Company.
13.6    Cooperation. The Executive agrees that, for a period of one year following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the CNG Committee) and reimburse the Executive’s reasonable expenses associated with such cooperation and assistance. All such compensation shall be paid monthly as the services are being performed by the Executive, and any such reimbursement of expenses shall be subject to Section 4 hereof and shall be made within 30 days after the Executive has provided the Company reasonable documentation for the expenses incurred and in no event later than the end of the calendar year following the year in which the expenses were incurred.
13.7    Assignment of Inventions. The Executive shall promptly communicate and disclose in writing to the Company all inventions and developments, including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries; provided, however, that the Executive shall have no obligation to disclose, and shall retain all rights to, Inventions made, conceived, developed, or purchased by him prior to his employment with the Company. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title, and interest in, to, and under all such Inventions, licenses, and right to grant licenses subject hereto shall be the sole property of the Company. As to all such Inventions, the Executive will, upon written request of the Company, execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country, and do all things (including the giving of evidence in suits and other proceedings) which the Company reasonably deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.
13.8    Equitable Relief; Reformation; Survival. The Parties acknowledge and agree that the other Party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 13 would be inadequate and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other Party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 13 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The obligations contained in this Section 13 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.
14.    Alternative Dispute Resolution. Any controversy, dispute, or questions arising out of, in connection with, or in relation to this Agreement or its interpretation, performance, nonperformance, or any breach thereof shall be resolved through mediation, if possible; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 13 of this Agreement. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the Parties, or if the Parties fail to agree on a mediator within 30 days of either Party’s request for mediation, such controversy, dispute, or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Denver, Colorado.
15.    General Provisions.
15.1    No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment with the Company, and no amount, payment, or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.
15.2    Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by applicable laws.
15.3    Notices. All notices, demands, requests, consents, approvals, or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight delivery service or express mail addressed as follows:
To the Company:    Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Attn: President and CEO
Facsimile: (720) 570-3859

With a copy to:    Stephan G. Bachelder, Esq.
Bachelder & Dowling, P.A.
120 Exchange Street
Portland, ME 04112-7003
Facsimile: (207) 775-6441

To the Executive:    Matthew R. Ciardiello
3421 W. Dartmouth Ave.
Denver, Colorado 80236
Facsimile: (720) 570-3859

or such other address as such Party shall have specified most recently by written Notice pursuant to this Agreement. Notice delivered or mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight delivery service or express mail, on the day of delivery.

15.4    Covenant to Notify Management. The Executive shall abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies, and procedures. The Executive agrees to comply in full with all applicable governmental laws and regulations as well as applicable ethics codes. In the event that the Executive becomes aware of or reasonably suspects the Company, or any of its officers or agents, of violating any such applicable laws, rules, regulations, ethics codes, policies, or procedures, the Executive agrees to promptly bring all such actual or suspected violations to the attention of the other members of the Company’s senior management or the Board, so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded by the immediately foregoing sentence, unless otherwise permitted by applicable law, rule, or regulation, from filing a complaint or report not involving or related to the Executive’s individual rights with any governmental agency or court having jurisdiction over any such wrongful conduct unless the Executive has first notified the Company of the matter and allowed a reasonable time for the Company to investigate the matter and take any necessary and appropriate corrective or remedial actions.
15.5    Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
15.6    Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company’s successors and assigns, and (b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.
15.7    Successors. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.
15.8    Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party, and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 15.8, benefits payable pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive, and any attempt to alienate, transfer, assign, or attach such benefits shall be void. Notwithstanding the foregoing provisions of this Section 15.8, the Company may, without the Executive’s consent, assign or delegate the Company’s rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination, or by acquisition of all or substantially all of the assets of the Company, provided that the provisions of Section 15.7 are complied with.
15.9    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.
15.10    Statute of Limitations. The Executive and the Company hereby agree that there shall be a three-year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than three years subsequent to the Executive’s last day of employment with the Company, such claim shall be precluded by this provision, regardless of whether or not such claim has accrued at that time.
15.11    Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 13 of this Agreement are of a special and unique character, which gives them a peculiar value, and, as reflected in the provisions of Section 13.8 of this Agreement, the Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, as set forth in Section 13.8 of this Agreement, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach, in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 13 and this Section 15.11 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law. The Executive agrees that the terms of this Section 15.11 shall survive the term of this Agreement and the termination of the Executive’s employment.
15.12    Severability or Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.
15.13    Entire Agreement. This Agreement, along with Exhibit A attached hereto, the Equity Incentive Agreements, and the Indemnification Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersedes all prior or contemporaneous written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with Exhibit A attached hereto, the Equity Incentive Agreements, and the Indemnification

Agreement, are intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with Exhibit A attached hereto, the Equity Incentive Agreements, and the Indemnification Agreement, constitute the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial, mediation, or arbitration proceeding involving such agreements.
15.14    Code Section 409A. This Agreement is intended to comply in all respects with the provisions of Section 409A of the Code, and the Parties intend that the benefits and payments provided under this Agreement shall in all respects be exempt from, or comply with, the requirements of Section 409A of the Code. Accordingly, the Parties shall interpret and administer this Agreement in a manner consistent with Section 409A of the Code and regulations and other guidance promulgated by the U.S. Internal Revenue Service (“IRS”) thereunder. Any payments to the Executive under this Agreement which Section 409A(a)(2)(B)(i) of the Code indicates may not be made before the date which is six months after the date of the Executive’s Separation from Service (the “Section 409A Six-Month Waiting Period”) shall not be made during the Section 409A Six-Month Waiting Period but rather shall be delayed and shall be paid upon the expiration of the Section 409A Six-Month Waiting Period. In particular, with respect to the Severance Benefit provided for under this Agreement, in the event that the Section 409A Six-Month Waiting Period applies at the time that Severance Benefit payments are to be made, such payments that would otherwise be made during the Section 409A Six-Month Waiting Period shall be paid in lump sum upon the expiration of the Section 409A Six-Month Waiting Period, together with simple interest on the amount of each deferred payment at the U.S. short term applicable federal rate as of the date of the Separation from Service. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.
15.15    Counterparts and Delivery of Signature Pages. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. Executed signature pages may be delivered by email or fax transmission.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand on the day and year set forth below, to be effective as of the day and year first above written.
MAGELLAN PETROLEUM CORPORATION

By: /s/ J. Thomas Wilson
Name: J. Thomas Wilson
Title: President and CEO
Date Signed: December 3, 2014

EXECUTIVE

/s/ Matthew R. Ciardiello
Matthew R. Ciardiello
Date Signed: December 3, 2014

Signature Page to Employment Agreement for Matthew R. Ciardiello

EXHIBIT A
TERMINATION, VOLUNTARY RELEASE, AND WAIVER OF RIGHTS AGREEMENT
I, Matthew R. Ciardiello, freely enter into this Termination, Voluntary Release, and Waiver of Rights Agreement (the “Agreement”), unqualifiedly accept and agree to the relinquishment of my title, responsibilities, and obligations as an employee of Magellan Petroleum Corporation (the “Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the benefits described in Section 9 of the Employment Agreement dated as of October 31, 2014, by and between me and the Company (the “Employment Agreement”).
1.    In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, or other expenses, accounts, judgments, fines, fees, losses, and liabilities, of any kind, nature, or description, in law (including all contract and tort claims), equity, or otherwise (collectively, “Claims”) that I may have against the Company as an employee of the Company beyond the rights set forth in the Employment Agreement and to release the Company and its respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors, and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me in my capacity as an employee of the Company except as set forth in my Employment Agreement (and specifically not as a shareholder or director), accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Agreement, except as specifically provided below in the following paragraph number 2.
2.    I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing the same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.
3.    Except as set forth in paragraphs 2 and 9 hereof, I do fully, irrevocably, and forever waive, relinquish, and agree to forego any and all Claims whatsoever, whether known or unknown, in contract, tort, or otherwise, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter, or thing whatsoever arising out of my employment by the Company (other than as set forth in my Employment Agreement) from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the

Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; all as amended, or under any other laws, ordinances, executive orders, regulations, or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Colorado, or any other applicable county or municipal ordinance.
4.    As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary, and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior written consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than five percent (5%) of the outstanding publicly traded stock of any company, exercising any Company stock options in accordance with the terms and conditions of the Company’s 1998 Stock Incentive Plan or 2012 Omnibus Incentive Compensation Plan, as such plans may be amended (or any successor plan by the Company), and/or the applicable written agreements with the Company with respect to such options, or retaining any shares of or options to acquire Company stock owned by me on the date hereof, but nevertheless subject to the provisions of the Employment Agreement.
5.    Acknowledgements.
(a)    I further acknowledge, pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), and I expressly agree that the following statements are true:
(i)    The payment of the benefits described in Section 9 of the Employment Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.
(ii)    I have twenty-one (21) days from the date of receipt to consider and sign this Agreement. If I choose to sign this Agreement before the end of the twenty-one (21) day period, that decision is completely voluntary and has not been forced on me by the Company.
(iii)    I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.
(iv)    I am now being advised in writing to consult an attorney before signing this Agreement.

(v)    I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.
6.    Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraphs 2 and 9 hereof. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages, or expenses, including, without limitation, attorneys fees incurred by such parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.
7.    As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out my obligations under this Agreement, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.
8.    As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:
First. No Claims. I represent that I have not filed any complaints or charges against the Company or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agree that I have, by my knowing and willing execution of this Agreement, waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees; provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.
Second. No Admission. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors, or assigns in this regard.
Third. Binding Nature. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, executives, successors, heirs, and assigns, and shall inure to the benefit of such parties and each of them.

Fourth. Entire Agreement. I represent, understand, and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the provisions of Section 13 of the Employment Agreement, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement.
Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification, or discharge is sought.
Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions, and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
Seventh. No Disparagement. I agree and promise that I will not make any public statements which are disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers, or affiliates, and I will not make any oral or written statements or reveal any information to any person, company, or agency which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers, or vendors or the business associates or regulatory agencies or other governmental authorities having jurisdiction over the Company, its assets, or operations, whether present or in the future; provided, however, that statements made in the course of sworn testimony in agency, administrative, judicial, mediation, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this section Seventh.
Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys, or as otherwise required by applicable law, rule, or regulation.
9.    Notwithstanding anything herein to the contrary, this release shall not affect, release, or terminate in any way the undersigned’s rights (i) to receive payments under the Employment Agreement, (ii) under the Indemnification Agreement entered into by the Company and the undersigned with respect to certain liabilities that the undersigned may incur as an officer of the Company, or (iii) under any option agreements or stock grants from the Company to the undersigned, or any agreement between the undersigned and the Company relating to the undersigned’s rights as an owner of stock or options in the Company.

AFFIRMATION OF RELEASOR

I, Matthew R. Ciardiello, warrant that I am competent to execute this Termination, Voluntary Release, and Waiver of Rights Agreement and that I accept full responsibility thereof.
I, Matthew R. Ciardiello, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release, and Waiver of Rights Agreement.
I, Matthew R. Ciardiello, have read this Termination, Voluntary Release, and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.
Executed this _____ day of ____________, 20__ at ______________________________.

_______________________________
Matthew R. Ciardiello
STATE OF __________________)
ss
COUNTY OF ________________)

Subscribed and sworn to before me, a Notary Public in and for said County and State, this _____ day of ___________ , 20__ under the pains and penalties of perjury.
_________________________________, Notary Public

My Commission Expires:
County of Residence:

AGREED:
MAGELLAN PETROLEUM CORPORATION

By:
Name:
Title: